Back to Form S-8
Exhibit 5.1

Sullivan & Cromwell LLP 125 Broad Street New York, NY 10004-2498 Telephone: 1-212-558-4000 Facsimile: 1-212-558-3588 www.sullcrom.com

May 7, 2010

WellCare Health Plans, Inc.,
8735 Henderson Road,
Tampa, Florida 33634.

Ladies and Gentlemen:

In connection with the registration under the Securities Act of 1933 (the “Act”) of 1,200,000 shares (the “Securities”) of Common Stock, par value $0.01 per share, of WellCare Health Plans, Inc., a Delaware corporation (the “Company”), issuable under the Company’s 2004 Equity Incentive Plan (the “Plan”), we, as your counsel, have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion.  Upon the basis of such examination, we advise you that, in our opinion, when the registration statement relating to the Securities (the “Registration Statement”) has become effective under the Act, the terms of the sale of the Securities have been duly established in conformity with the Company’s certificate of incorporation and the Plan, and the Securities have been duly issued and sold as contemplated by the Registration Statement and the Plan, the Securities will be validly issued, fully paid and nonassessable.

The foregoing opinion is limited to the Federal laws of the United States and the General Corporation Law of the State of Delaware, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

We have relied as to certain factual matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,
/s/ Sullivan & Cromwell L.L.P.
Sullivan & Cromwell L.L.P.